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                                   EXHIBIT 23



                          Independent Auditors' Consent



The Board of Directors
Bridge View Bancorp :

  We consent to the incorporation by reference in Registration Statement No.333-19741 on Form S-8 of Bridge View Bancorp of our report dated February 5, 1999, relating to the consolidated statements of financial condition of Bridge View Bancorp and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Annual Report on Form 10-K of Bridge View Bancorp for the year ended December 31, 1998.


                                                    /s/ KPMG LLP

Short Hills, New Jersey
March 22, 1999




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